EXHIBIT 4.1

EXODUS MOVEMENT, INC.

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following description of capital stock of Exodus Movement, Inc. (the “company,” “we,” “us” and “our”) summarizes certain provisions of our amended and restated certificate of incorporation and our amended and restated bylaws. The description is intended as a summary, and is qualified in its entirety by reference to our amended and restated certificate of incorporation and our amended and restated bylaws, copies of which have been filed as exhibits to this Annual Report on Form 10-K.

Our authorized capital stock consists of: (i) 300,000,000 shares of Class A common stock, $0.000001 par value per share; (ii) 27,500,000 shares of Class B common stock, $0.000001 par value per share; and (iii) 5,000,000 shares of preferred stock, $0.000001 par value per share.

Common Stock

Voting Rights

Our authorized common stock is divided into two series, denominated as “Class A common stock” and “Class B common stock.” Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to ten votes per share. Holders of Class A common stock and Class B common stock will vote together (and not as separate classes) on all matters (including the election of directors) submitted to a vote of stockholders or for the consent of the stockholders, unless otherwise required by law or our amended and restated certificate of incorporation.

Delaware law could require holders of Class A common stock or Class B common stock to vote separately, on a series-by-series basis, if we were to seek to amend our certificate of incorporation in a manner that alters or changes the powers, preferences or special rights of a series of our common stock in a manner that affects its holders adversely, but does not so affect the common stock as a whole, or if we take an action where a separate vote of either of the Class A common stock or the Class B common stock is prescribed by the explicit terms of our amended and restated certificate of incorporation.

Holders of our Class A common stock and Class B common stock are not entitled to cumulative voting in the election of directors, which means that the holders of a majority of the voting power of our Class A common stock and Class B common stock, voting together as a single voting class, will be entitled to elect all of the directors standing for election, if they so choose.

Conversion

Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer, whether or not for value, except for certain transfers described in our amended and restated certificate of incorporation, including, without limitation, transfers for tax and estate planning purposes, so long as the transferring holder of Class B common stock continues to hold exclusive voting and dispositive power with respect to the shares transferred.

All shares of Class B common stock will convert automatically into shares of Class A common stock upon the date on which the Class B common stock ceases to represent at least 10% of the total voting power of our outstanding common stock.

Shares of Class B common stock that are converted into shares of Class A common stock are retired and may not be reissued.

Dividends

Subject to preferences that may be applicable to any then-outstanding shares of preferred stock, holders of our Class A common stock and Class B common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. Shares of Class A common stock and Class B common stock shall be treated equally, identically and ratably, on a per share basis, with respect to any distribution paid or distributed by the company, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the then outstanding shares of Class B common stock and by the affirmative vote of the holders of a majority of the then outstanding shares of Class A common stock, each voting separately as a class; provided, however, if a dividend is paid in the form of Class A common stock or Class B common stock, then holders of Class A common stock shall receive Class A common stock and holders of Class B common stock shall receive Class B common stock.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our Class A common stock and Class B common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Rights and Preferences

Except as described above, holders of Class A common stock and Class B common stock have no preemptive, conversion, subscription or other rights (other than the right of a holder of shares of Class B common stock to convert such shares into an equal number of shares of Class A common stock), and there are no redemption or sinking fund provisions applicable to Class A common stock or Class B common stock. The rights, preferences and privileges of the holders of Class A common stock and Class B common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Preferred Stock

Our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, powers, preferences, privileges and restrictions thereof. These rights, powers, preferences and privileges could include dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of Class A common stock or Class B common stock.

Anti-Takeover Provisions

The provisions of the Delaware General Corporation Law (the “DGCL”), our amended and restated certificate of incorporation and our amended and restated bylaws could have the effect of delaying, deferring or discouraging another person from acquiring control of our company. These provisions are summarized below.

Delaware Anti-Takeover Statute

In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, sale or lease of assets, issuance of securities or similar transaction by a corporation or subsidiary with an interested stockholder, including a person or group who beneficially owns 15% or more of the corporation’s voting stock, for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Section 203 of the DGCL permits corporations, in their certificate of incorporation, to opt out of the protections of Section 203 of the DGCL. Our amended and restated certificate of incorporation provides that we have elected not to be subject to Section 203 of the DGCL.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws Provisions

Our amended and restated certificate of incorporation and our amended and restated bylaws include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control of our management team or changes in our board of directors or our governance or related policies, including the following:

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Special Meetings of Stockholders. Our amended and restated certificate of incorporation and our amended and restated bylaws provide that special meetings of our stockholders may be called only by a majority of our board of directors, the chairperson of our board of directors or our chief executive officer or president, thus prohibiting a stockholder from calling a special meeting.

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Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before our meetings of stockholders or to nominate candidates for election as directors at our meetings of stockholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice.

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No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting.

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Issuance of Undesignated Preferred Stock. Our board has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors.

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Choice of Forum. Our amended and restated bylaws provide that, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the company; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, stockholder, officer or other employee of the company to the company or the company’s stockholders; (iii) any action arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or amended and restated bylaws (as either may be amended from time to time); or (iv) any action asserting a claim governed by the internal affairs doctrine. This exclusive forum provision does not apply to claims as to which the Court of Chancery of the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination), claims that are vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery of the State of Delaware, or claims for which the Court of Chancery of the State of Delaware does not have subject matter jurisdiction.

In addition, our amended and restated bylaws provide that the federal district courts of the United States shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

In addition, our amended and restated certificate of incorporation and our amended and restated bylaws include a number of provisions that become effective only after the date on which the Class B common stock ceases to represent at least 50% of the total voting power of our outstanding capital stock (the “Class B Threshold Date”), including the following:

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Board Vacancies. Our amended and restated bylaws and certificate of incorporation authorize our board of directors to fill vacant directorships resulting from any cause or created by the expansion of our board of directors. After the Class B Threshold Date, such vacancies may not be filled by stockholders. In addition, the number of directors constituting our board of directors may be set only by resolution adopted by our board of directors.

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Classified Board. Our amended and restated certificate of incorporation provides that after the Class B Threshold Date, our board of directors shall be classified into three classes of directors.

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Directors Removable Only for Cause. Our amended and restated certificate of incorporation provides that after the Class B Threshold Date stockholders may remove directors only for cause and only by the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding voting securities of the company, voting together as a single class.

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Supermajority Requirements for Amendments of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. Our amended and restated certificate of incorporation further provides that, after the Class B Threshold Date, the affirmative vote of holders of at least 66 2/3% of our outstanding stockholder voting power is required to amend certain provisions of our amended and restated certificate of incorporation, including provisions relating to the classified board, the size of the board of directors, removal of directors, special meetings, actions by written consent, and designation of our preferred stock. After the Class B Threshold Date, the affirmative vote of holders of at least 66 2/3% of our outstanding stockholder voting power is required for the stockholders to amend or repeal our amended and restated bylaws, although our amended and restated bylaws may be amended by a simple majority vote of our board of directors.

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Stockholder Action. Our amended and restated certificate of incorporation provides that after the Class B Threshold Date, our stockholders may not take action by written consent but may only take action at annual or special meetings of our stockholders.